Exhibit 10.1

Execution Version

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) FORUM MARKETS, INCORPORATED CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

MASTER LOAN PURCHASE AGREEMENT

This MASTER LOAN PURCHASE AGREEMENT (“Agreement”), effective as of March 23, 2026 (the “Effective Date”), is made by and between ETHZilla Modular Mortgage LLC, a limited liability company organized and existing under the laws of the state of Florida, as purchaser (the “Purchaser”), and Zippy Loans, LLC, a Delaware limited liability company, as seller (the “Seller”). The Purchaser and the Seller are each referred herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller originates certain manufactured home loans and performs obligor-related servicing of certain manufactured home loans; and

WHEREAS, the Purchaser desires to acquire and the Seller desires to sell, from time to time, certain manufactured home loans on the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual premises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by each Party, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following words shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, a Person shall be deemed to “control” another Person if the controlling Person, directly or indirectly, has the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement, Purchaser shall not be treated as an Affiliate of Seller or Servicer.

“Agreement” means this Master Loan Purchase Agreement and all exhibits and schedules attached hereto, as amended, restated, supplemented and modified from time to time, including without limitation, each Assignment and Conveyance Agreement executed in accordance with this Agreement.

“Applicable Law” means any applicable laws of any Governmental Authority, including, without limitation, any statutes, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules, bulletins, guidance and regulations of any federal, regional, state, county, municipal or other Governmental Authority, applicable to the Loans, consumer credit protection and operations, or any other operations or activities to be undertaken (or actually undertaken) by a Party hereto pursuant to or in connection with this Agreement or any of the Loans.

“Approved Forms” means the forms of loan agreements, including related documents customarily used by the Seller in connection with its origination of manufactured home loans, substantially similar to the form annexed hereto as Exhibit B as modified to be used in each state where a Manufactured Home securing a Loan is located (or other forms substantially comparable in all material respects).

“Assignment and Conveyance Agreement” means, with respect to each Loan and each Transfer Date, an Assignment and Conveyance Agreement for the Loans purchased on the related Transfer Date in the form annexed hereto as Exhibit A.

“Base Purchase Price” means [***] percent ([***]%); provided that the Base Purchase Price may be adjusted by mutual written agreement of the Seller and the Purchaser to reflect changes in prevailing interest rates or other market conditions, as set forth in the applicable Purchase Commitment.

“Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the State of New York, or (iii) a day on which banks in the State of New are authorized or obligated by law or executive order to be closed.

“Closing Documents” has the meaning assigned to such term pursuant to Section 3.3 herein.

“Collection Policies” means the Seller’s Collection Policies in effect as of the Effective Date are attached hereto as Exhibit F. Any material amendment or modification to the Collection Policies shall require the prior written consent of the Purchaser to the extent such amendment or modification relates to Transferred Loans or Loans intended to be sold hereunder, subject to Section 2.3(b).

“Collections” means with respect to any Transferred Loan, all cash collections and other cash proceeds of such Transferred Loan, including, without limitation, all payments of principal, interest, fees, contractual payments, liquidation proceeds, insurance proceeds, distributions, deemed collections, and any funds received by the Seller or the Purchaser and due to the Purchaser, as applicable, or any of their Affiliates or agents from such Transferred Loan; provided, that Collections shall exclude the amount of any escrowed taxes and insurance collected by the Servicer for Transferred Loans for which Seller has retained the Servicing Rights in accordance with the applicable Obligor Loan Agreement.

“Commitment Amount” means (i) with respect to the Term of this Agreement, an aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) or such greater amount as mutually agreed to by the Seller and the Purchaser, and (ii) with respect to each Purchase Commitment issued hereunder, an amount as mutually agreed upon by the Purchaser and Seller for the related Commitment Period, provided that such amount shall not at any time exceed the aggregate amount in the preceding clause (i) less aggregate Purchase Cut-Off Date Loan Balance for all the Transferred Loans previously sold to the Purchaser under this Agreement.

“Commitment Period” means the period of time during which each Purchase Commitment shall be outstanding as mutually agreed upon by the Purchaser and the Seller, which period is expected to consist of rolling three-month periods, which are reset at the end of each calendar quarter, and during which the minimum Eligibility Criteria attached as a schedule to such Purchase Commitment shall apply to the Transferred Loans originated and sold during such Commitment Period.

“Community Recourse Loan” means a Loan secured by a Manufactured Home originated by Seller that is located in a manufactured home community that is subject to a Home Repurchase Agreement.

“Consumer Information” means any personally identifiable information in any form (written electronic or otherwise) relating to an Obligor, including, but not limited to: an Obligor’s name, address, telephone number, Loan number, Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Obligor has a relationship with the Seller or the originator of the related Loan; and any other non-public personally identifiable information.

“Discount Point” means, with respect to any Loan and to the extent permitted by Applicable Law, a fee that is either paid by the Obligor at the time of origination, withheld from the proceeds included in the Loan Balance of a Loan or paid by the Obligor over the term of the Loan in accordance with the Obligor Loan Agreement, that the Obligor agrees to pay Seller that will result in an interest rate reduction of [***]% for each [***]% of the Loan Balance paid by Obligor.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Electronic Loan Package” means with respect to a Loan, the single authoritative, fully executed electronic record of the related Obligor Loan Agreement evidencing such Loan.

“E-Vault” means an electronic vault or dedicated partition thereof, established and maintained by or on behalf of the Seller or the Purchaser with the E-Vault Provider used to maintain and store Electronic Loan Packages acquired by the Purchaser, and, after establishment of the E-Vault maintained by the Purchaser as provided in Section 2.2(c) of this Agreement, in a manner satisfactory to the Purchaser such that Purchaser’s control of such Electronic Loan Packages within the meaning of UCC Section 9-105 is established and maintained at all times.

“E-Vault Provider” means [***], or such other Person creating or maintaining the E-Vault.

“Eligibility Criteria” means the minimum pricing and credit criteria of the Purchaser attached as a schedule to each Purchase Commitment, which will be based upon the initial minimum pricing and credit criteria set forth on Schedule 1 attached hereto for the first Purchase Commitment issued hereunder and as such pricing and credit criteria may be modified or changed for any subsequent Purchase Commitment from time to time pursuant to Section 2.3(b) hereof. For the avoidance of doubt the initial Eligibility Criteria includes both the Existing Eligibility Criteria and New Eligibility Criteria set forth on Schedule 1.

“Governmental Authority” means United States federal government, any state, local or other political subdivision thereof, and any Person exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions thereof or pertaining thereto, including any U.S. bank regulatory agency, any foreign bank regulatory agency, any court, any central bank, any regulator or any other governmental authority.

“Home Repurchase Agreement” means an agreement between Seller and the community owner, the retailer selling the manufactured home associated with the manufactured home community, or another Person Affiliated with the owner or manager of the manufactured home community, pursuant to which such Person has agreed to purchase repossessed Manufactured Homes located in the designated manufactured home community.

“Landlord’s Waiver” means, with respect to a Manufactured Home securing a Non-Recourse Loan that is not located in a manufactured home community, an agreement between Seller and the Person who owns the real property where a Manufactured Home is placed, whereby such Person makes certain covenants and agreements with Seller, and its successors and assigns, regarding access and removal of the Manufactured Home and its accessories, as well as such Person’s waiver of rights claims and liens on the Manufactured Home.

“Loan” means a Non-Recourse Loan or Community Recourse Loan originated by the Seller, as listed on the Schedule of Loans.

“Loan Balance” means, as of any date of determination, the outstanding principal balance due under or in respect of a Loan.

“Manufactured Home” with respect to a Loan, a dwelling unit known as or considered to be a manufactured home, modular home or any other home constructed in a factory, that is titled as chattel property in the applicable jurisdiction where such dwelling unit is located, and that secures the indebtedness of the Obligor under such Loan.

“Material Adverse Effect” means, any event, matter, condition, circumstance, change or effect that (i) materially and adversely affects the business, assets, financial condition or results of operations of Seller or Purchaser; (ii) materially impairs the ability of, as applicable, Seller or Purchaser to perform or observe its respective obligations under this Agreement or the Servicing Agreement; (iii) materially and adversely affects or impairs the rights, powers, remedies or interests of, as applicable, Seller or Purchaser under this Agreement; (iv) materially and adversely affects the validity or enforceability of any material portion of the Transferred Loans by the holder thereof in accordance with their terms, or the salability or collectability of a material portion of the Transferred Loans; or (v) materially and adversely affects the validity, attachment, perfection, priority or enforcement of any liens granted with respect to the Manufactured Homes in favor of the Seller, or the ability of the holder to exercise remedies or otherwise realize the benefits of the right, title, power, interest or security afforded under a Note.

“Net Purchase Price” means, with respect to each Loan transferred on any Transfer Date, an amount equal to: (i) the product of (A) the Purchase Amount and (B) the applicable Base Purchase Price, plus (ii) accrued and unpaid interest and fees for each Loan as of the Purchase Cut-Off Date.

“Non-Recourse Loan” means a loan secured by a Manufactured Home originated by Seller, other than a Community Recourse Loan.

“Obligor” means an obligor under an Obligor Loan Agreement.

“Obligor Loan Agreement” means, with respect to any Loan, the loan agreement on an Approved Form entered into by the Obligor and any written or electronic amendment thereto.

“Origination Fee” means, with respect to any Loan, a fee that is either paid by the Obligor at the time of origination, withheld from the proceeds included in the Loan Balance of a Loan or paid by the Obligor over the term of the Loan in accordance with the Obligor Loan Agreement and subject to applicable laws and regulation.

“Party” means the Seller or the Purchaser, as the case may be, and “Parties” means the Seller and the Purchaser.

“Payment Date” in any month will be the twentieth (20th) calendar day of such month, beginning in April 2026 or, if such day is not a Business Day, the Business Day immediately following such twentieth (20th) calendar day.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, limited liability partnership, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority.

“Purchase Amount” means the aggregate Purchase Cut-Off Date Loan Balance, as set forth in the applicable Assignment and Conveyance Agreement.

“Purchase Commitment” means a commitment (substantially in the form of Exhibit E attached hereto) entered into by Seller and Purchaser for purchase and sale of Loans being originated and sold by Seller during the Commitment Period set forth therein in accordance with the provisions of this Agreement and the requirements set forth in such Purchase Commitment, including the minimum Eligibility Criteria attached as schedule thereto.

“Purchase Cut-Off Date” has the meaning set forth in the applicable Assignment and Conveyance Agreement.

“Purchase Cut-Off Date Loan Balance” means, for a Loan, the Loan Balance as of the related Purchase Cut-Off Date.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Collection Account” has the meaning set forth in the Servicing Agreement.

“Purchaser Servicing Account” has the meaning set forth in the Servicing Agreement.

“Repurchase Event” means, with respect to any Transferred Loan, (i) the Seller’s material breach of any representation, warranty or covenant set forth in Section 4.2 of this Agreement with respect to such Loan, which breach shall not have been remedied or waived within thirty (30) days of the earlier of the Seller becoming aware of such breach or the Seller’s receipt of written notice of such breach from the Purchaser, which, except in the case of fraud by the Seller must be provided within ninety (90) days of the Transfer Date of the impacted Transferred Loan or (ii) the Seller’s failure to use commercially reasonable efforts to satisfy the E-Vault perfection requirement set forth in Section 2.2(j).

“Repurchase Price” means, with respect to any Transferred Loan and any date of determination, an amount equal to the sum of (i) the product of (A) the Loan Balance of such Transferred Loan as of the related date of repurchase, and (B) the applicable Base Purchase Price, plus (ii) the accrued interest on such Loan Balance at the interest rate for such Loan (net of the Servicing Fee) during the period from the date through which interest has been paid to the date prior to the date of repurchase.

“Required Documents” means, for each Loan, the following documents or instruments:

(i) a copy of the Electronic Loan Package;

(ii) any of (A) the original title document or, if applicable, the manufacturer’s certificate of origin for the Manufactured Home, (B) a duplicate title certified by the appropriate governmental authority which issued the original thereof or the application for such title document, (C) a title application, or (D) in the case of a refinancing, the applicable documents to transfer the named lienholder on the title;

(iii) within one hundred and eighty (180) days of the applicable Transfer Date evidence of perfection of the security interest in the related Manufactured Home by, as applicable under Applicable Law, (i) the notation of such security interest on the related title document or (ii) an original, or copy with evidence of recording thereon, of the UCC-1 financing statement on the related Manufactured Home; and, with respect to any Transfer Date after the first Transfer Date, evidence that the UCC-1 financing statement filed pursuant to Section 2.2(a) of this Agreement is in full force and effect. Provided, however, if perfection remains outstanding beyond one hundred and eighty (180) days of the applicable Transfer Date solely due to a governmental processing delay (and not an act or omission of Seller), Seller may request a one-time extension up to sixty (60) additional day by delivering, no later than ten (10) Business Days prior to the 180-day period written evidence of (i) timely application submission, (ii) pending status with the applicable authority, and (iii) a documented follow-up inquiry. For the avoidance of doubt, no such extension shall apply to the delivery of UCC-1 financing statements required pursuant to clause (ii) above;

(iv) if applicable, an original Obligor’s power of attorney for the Loan, signed by the Obligor;

(v) the original or copy of the guarantee and/or Home Repurchase Agreement, if any, executed in connection with the Loan;

(vi) the original or copy of the Landlord’s Waiver, if any, executed in connection with the Loan; and

(vii) the assignment or loan transfer agreement, if any, from the originator of such Loan to Seller.

“Schedule of Loans” means the schedule of Loans attached as Annex I to the applicable Assignment and Conveyance Agreement, such schedule setting forth the information with respect to each Loan to be transferred pursuant to such Assignment and Conveyance Agreement in the form attached hereto as Exhibit A.

“Seller” has the meaning set forth in the first paragraph to this Agreement.

“Servicer” means, with respect to Loans acquired by Purchaser pursuant this Agreement for which Seller retains the Servicing Rights, Zippy Loans, LLC or any subsidiary or other Affiliate thereof, as applicable.

“Servicer Event of Default” has the meaning provided in the Servicing Agreement.

“Servicing Account” has the meaning set forth in the Servicing Agreement.

“Servicing Agreement” means that certain Master Loan Servicing Agreement, of even date hereof, between the Servicer and the Purchaser, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Servicing Fee” has the meaning set forth in the Servicing Agreement.

“Servicing Rights” means, with respect to each Transferred Loan, all rights and obligations to service, administer, or collect payments for such Transferred Loan and to receive servicing fees in consideration for the servicing of such Transferred Loan, together with the obligations incumbent with such servicing, including without limitation, the right and obligation to collect, receive, process and remit payments with respect to Transferred Loans and all rights, powers and privileges incident to the foregoing.

“Stop Purchase Event ” means: (a) Seller has materially breached a Seller Representation and Warranty in Section 4.1 of this Agreement that has not been cured, and such breach will have a Materially Adverse Effect; (b) there is a Servicer Event of Default that has not been cured; (c) a Governmental Authority’s regulatory action or other legal action prohibits Seller from selling or Purchaser from purchasing Loans pursuant of this Agreement; (d) Seller files a petition in bankruptcy or for reorganization or for debt consolidation under the federal bankruptcy laws or under any comparable debtor relief available under Applicable Laws; or (e) if the Seller is placed into conservatorship or receivership proceedings or proceedings to windup, dissolve, liquidate, reorganize or place into conservatorship or receivership and such proceedings remain unstayed for a period of thirty (30) days.

“Underwriting Guidelines and Credit Policies” means Seller’s Underwriting Guidelines and Credit Policies to be utilized in connection with the origination of Loans, as set forth in Exhibit C annexed hereto.

“Term” has the meaning assigned to such term pursuant to Section 6.1 herein. “Transaction Document” means each of this Agreement, the Servicing Agreement, and the other Sales Documents.

“Transfer Date” means each Business Day on which the Seller sells Loans to the Purchaser as specified in the applicable Assignment and Conveyance Agreement.

“Transferred Loan” means each Loan that is conveyed to the Purchaser from the Seller under the terms of this Agreement, the related Purchase Commitment and the related Assignment and Conveyance Agreement, which includes all right, title and interest of the lender of such Loan as a holder of both the beneficial and legal title to such Loan.

“Transferred Property” has the meaning set forth in Section 2.1 herein.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant state, as applicable to the respective actions of the Seller relating to the creation, perfection, priority, validity and/or enforcement of the Transferred Loans to the Purchaser hereunder.

Section 1.2 Rules of Construction. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms;

(b) the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provisions of this Agreement;

(c) any subsection, Section, Article, Annex, Schedule and Exhibit references in this Agreement are to this Agreement unless otherwise specified;

(d) the term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically);

(e) the term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation)”;

(f) unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including”;

(g) the words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person; and

(h) references to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented and/or otherwise modified in accordance with the terms thereof.

ARTICLE II

SALE OF LOANS

Section 2.1 Sale and Purchase.

(a) On each Transfer Date, in consideration of the payment of the applicable Net Purchase Price, the Seller shall sell, transfer, assign and set over and otherwise convey to the Purchaser and the Purchaser shall purchase from the Seller, without recourse (other than the right to cause the Seller to repurchase affected Transferred Loans upon the occurrence of a Repurchase Event), from time to time, subject to the terms of this Agreement, the related Purchase Commitment and the related Assignment and Conveyance Agreement, all right, title and interest of the Seller in, to and under each Transferred Loan (exclusive of any Origination Fees and the Servicing Rights) identified on the related Schedule of Loans, including the following property, whether now existing or hereafter created or acquired (collectively, the “Transferred Property”). Transferred Loans will be sold, transferred and assigned to Purchaser with the Servicing Rights retained by Seller:

(i) each Loan identified on the related Schedule of Loans to be delivered by the Seller to the Purchaser on the related Transfer Date, which shall be serviced in accordance with the Servicing Agreement;

(ii) the Required Documents related to such Loans;

(iii) all Collections and all other payments made or to be made after the Purchase Cut-Off Date with respect to such Loans, including under any guarantee, indemnity obligation or other credit enhancements with respect to such Loans;

(iv) the first priority lien on and security interest in the related Manufactured Home (subject to any liens satisfied with proceeds from the related Loan); and

(v) all other rights, interests, benefits, security, proceeds, remedies and claims in favor or for the benefit of the lender arising from or in connection with such Loan.

(b) Each transfer of Transferred Loans hereunder is intended to be, and shall constitute, an absolute sale and assignment of all right, title, and interest of the Seller in such Transferred Loans to the Purchaser, providing the Purchaser with the full benefits of ownership thereof, and not a pledge of such Transferred Loans as collateral security for any obligation of the Seller. The Seller and the Purchaser intend that: (i) upon each transfer, the Transferred Loans shall no longer be property of the Seller and shall not constitute part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy or insolvency law; (ii) no creditor of the Seller shall have any claim to, lien on, or interest in the Transferred Loans following the applicable Transfer Date; (iii) the Seller shall have no right to reacquire the Transferred Loans except pursuant to its repurchase obligations expressly set forth herein; and (iv) in the event a court were to determine that the transactions contemplated hereby constitute a pledge rather than an absolute sale, the Seller shall be deemed to have granted, and hereby does grant, to the Purchaser a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Transferred Loans and all proceeds thereof, which security interest shall be perfected by the filing of UCC-1 financing statements as provided herein.

Section 2.2 Sale Procedures.

(a) Following the execution of this Agreement, the sale of Transferred Loans, from time to time, shall be documented and evidenced by (1) an Assignment and Conveyance Agreement executed by the Seller and the Purchaser and (2) the related Schedule of Loans, executed (in the case of the Assignment and Conveyance Agreement) and delivered (in the case of the Schedule of Loans) to the Purchaser on or prior to the applicable Transfer Date. On or promptly after the first Transfer Date, Seller shall file or cause to be filed a single UCC-1 financing statement naming Purchaser as secured party, with a collateral description covering all Transferred Loans transferred or to be transferred under this Agreement and all proceeds thereof. Seller shall maintain such financing statement in full force and effect for the duration of this Agreement, including by filing or causing to be filed all necessary continuation statements, and shall not amend, terminate or modify such financing statement without the prior written consent of Purchaser.

(b) The applicable aggregate Net Purchase Price shall be paid by the Purchaser on each Transfer Date as determined based on the Purchase Amount set forth in the related Assignment and Conveyance Agreement.

(c) Subject to its receipt of the applicable aggregate Net Purchase Price (or confirmation of disbursement of such aggregate Net Purchase Price in accordance with wire instructions provided by the Seller to the Purchaser), the Seller shall transfer or cause to be transferred to the Purchaser the Required Documents for each Transferred Loan promptly, and, except as otherwise provided in this Agreement (including in Section 2.2(j)), in any event within one (1) Business Day of the related Transfer Date, including either the transfer of Electronic Loan Package (i) to an E-Vault established and maintained by or on behalf of the Purchaser or (ii) to where the Electronic Loan Package is subject to an executed control agreement (or similar arrangement) among the Purchaser, the Seller and the E-Vault Provider confirming Purchaser’s control of the related Electronic Loan Packages within the meaning of UCC Section 9-105 (collectively, the “E-Vault Perfection Requirements”). To the extent the Seller retains any Required Documents with respect to a Transferred Loan, the Seller shall clearly mark its records to indicate the ownership interest of the Purchaser and shall hold such Required Documents (including, for the avoidance of doubt any Electronic Loan Package held or controlled by Seller prior to its transfer to the E-Vault of the Purchaser) as custodian for, and for the benefit of, the Purchaser. Upon request of the Purchaser, the Seller shall cooperate with the Purchaser to transfer any Electronic Loan Package and/or Required Documents to the Purchaser, its designated custodian or the E-Vault of the Purchaser.

(d) Title to each Transferred Loan as of the applicable Transfer Date shall be vested in the name of the Purchaser. The Seller agrees to indicate or cause to be indicated in its books, records and computer files that the Transferred Loans have been transferred to the Purchaser pursuant to this Agreement and the applicable Assignment and Conveyance Agreement. Except as provided in this Agreement and the applicable Assignment and Conveyance Agreement regarding Servicing Rights, all rights arising out of the Transferred Loans shall be vested in the Purchaser, except as otherwise provided in this Agreement and the applicable.

(e) Within one (1) Business Day of each Transfer Date, Seller shall deliver each applicable Closing Document to Purchaser, excluding such Closing Documents that may be delivered at a later date as provided in this Agreement.

(f) Intent of Parties.

(i) Each of Seller and Purchaser agree that the transactions contemplated hereby are intended to be and shall constitute sales of the Transferred Loans pursuant to the terms of Section 2.1 and in accordance with the terms of this Agreement. Each Party hereto shall treat such transactions as sales for tax, accounting and all other applicable purposes.

(ii) Seller (x) shall not create or permit any security interest in any Transferred Loan except in favor of Purchaser or as may be directed by Purchaser and (y) if necessary, hereby agrees and authorizes the filing by the Purchaser of any termination statements on form UCC-3 and modify any previously executed loan or security agreement to eliminate any security interest granted in the Transferred Loan, including any security interest in such Transferred Loan as proceeds or after-acquired property.

(iii) To the extent consistent with this Agreement, Seller and Purchaser shall take such actions as may be deemed reasonably necessary or appropriate such that, if this Agreement were deemed to create a lien upon or security interest in a Transferred Loan and all such reasonably necessary or appropriate actions had been taken, such lien or security interest would be deemed to be a perfected security interest of first priority under Applicable Law and will be maintained as such throughout the term of this Agreement, including execution and delivery by Seller to Purchaser of all assignments, security agreements, financing statements, control agreements and other documents as Purchaser reasonably requests, in form and substance reasonably satisfactory to Purchaser and at Purchaser’s cost. In furtherance thereof, Seller hereby agrees and authorizes Purchaser or such other party (as directed by the Purchaser) to file any UCC-1 financing statements (and, when appropriate, any continuations of such UCC-1 financing statements) with respect to any Transferred Loan and any related rights and the proceeds thereof.

(iv) No transfer of Transferred Loans hereunder shall constitute a transfer of all or substantially all of the assets of the Seller for purposes of any bulk sale law or similar law.

(v) The Seller shall treat each transfer of Transferred Loans hereunder as an absolute sale of such Transferred Loans for all accounting, tax and regulatory reporting purposes, and shall not characterize any such transfer as a borrowing, pledge, or financing on its financial statements or in any regulatory filing.

(g) Notwithstanding anything to the contrary in this Agreement, the Seller and the Purchaser acknowledge and agree that, for operational and servicing administration purposes, security interests in the Manufactured Homes securing the Transferred Loans, including any UCC-1 financing statements, title notations and loss payee designations on hazard insurance policies, may remain in the name of the Servicer following each Transfer Date. Notwithstanding the foregoing: (i) all such security interests and related rights are the sole property of the Purchaser as the owner of the Transferred Loans, are held by the Servicer for the benefit of, and on behalf of, the Purchaser, and the Servicer shall have no beneficial interest therein; (ii) the Servicer shall maintain, protect and enforce all such security interests solely for the benefit of the Purchaser and shall not take any action, or fail to take any action, that would impair, subordinate or otherwise diminish such security interests; (iii) the Servicer shall, upon the written reasonable request of the Purchaser at any time, promptly transfer or cause to be transferred all such security interests, title notations, UCC-1 financing statements and loss payee designations into the name of the Purchaser or its designee; (iv) upon the occurrence of a Servicer Event of Default, the termination of the Servicing Agreement for any reason, or the occurrence of any Stop Purchase Event, all such security interests, title notations, UCC-1 financing statements and loss payee designations shall be deemed automatically assigned to the Purchaser, and the Servicer shall take all actions necessary to effectuate such transfer within thirty (30) days of such occurrence (with costs and expenses allocated in accordance with Section 4.4 of the Servicing Agreement); and (v) the Servicer shall, upon the Purchaser’s request, promptly execute and deliver any and all instruments, UCC-3 assignment statements, title transfer applications, insurance endorsements and other documents reasonably necessary to evidence or perfect the Purchaser’s ownership of such security interests.

(h) The Seller shall retain the right to receive the applicable Origination Fee with respect to each Transferred Loan. The Seller shall retain the Servicing Rights and the right to service each Transferred Loan in accordance with the Servicing Agreement.

(i) With respect to each Transferred Loan sold hereunder by Seller to Purchaser, Seller hereby agrees to take all actions reasonably necessary or appropriate to effectuate the purpose and carry out the terms of this Agreement, including without limitation execution and delivery of all agreements, instruments and other documents as Purchaser may reasonably request for the sale, transfer and assignment of each such Transferred Loan to Purchaser. Without limiting the generality of the foregoing, Seller hereby agrees to cooperate reasonably with Purchaser in connection with all reasonable requests of Purchaser in connection with Purchaser’s efforts to demonstrate to a third party the nature of the transaction contemplated hereunder, including without limitation, the sale and conveyance of the Transferred Loans hereunder and Purchaser’s ownership of such Transferred Loans.

(j) Seller shall use commercially reasonable efforts to, as promptly as practicable following each Transfer Date, satisfy the E-Vault Perfection Requirements. Failure to satisfy the E-Vault Perfection Requirements within thirty (30) days of the applicable Transfer Date shall constitute a Repurchase Event at Purchaser’s option with respect to each affected Transferred Loan; except that no such deadline shall apply for any Transfer Dates occurring the earlier of ninety (90) days from the date of this Agreement or the date the Purchaser’s E-Vault is established or the control agreement referenced in Section 2.2(c) is established. Pending the satisfaction of the E-Vault Perfection Requirements pursuant to the immediately preceding sentence (or any other perfection method agreed by the parties), Seller shall cause its E-Vault to reflect Purchaser as the owner of each Electronic Loan Package transferred to Purchaser on each Transfer Date, with Seller acting as custodian thereof for the benefit of Purchaser.

Section 2.3 Purchaser Commitment; Changes to minimum Eligibility Criteria and Collection Policies.

(a) Subject to the terms and conditions of this Agreement, during the Term hereof, Purchaser shall acquire all Loans offered for sale by the Seller that satisfy the minimum Eligibility Criteria and the representations and warranties in an amount up to the aggregate Commitment Amount. On or prior to the end of each Commitment Period during the Term, Seller and Purchaser shall use reasonable best efforts to enter into each Purchase Commitment for each successive Commitment Period, which Purchase Commitment shall evidence (i) Purchaser’s commitment obligation to purchase Loans from Seller up to the Commitment Amount set forth therein that conform to the minimum Eligibility Criteria attached as schedule thereto and (ii) Seller’s commitment on a reasonable best efforts basis to originate and sell during the related Commitment Period such Loans up to the Commitment Amount set forth therein under the requirements set forth in this Agreement and such Purchase Commitment; provided, however, that if Seller and Purchaser have not executed a new Purchase Commitment by the end of any Commitment Period, the terms of the Purchase Commitment in effect as of the end of such Commitment Period shall be deemed to apply to the succeeding Commitment Period.

(b) From time to time following the first Purchase Commitment, Purchaser and Seller shall use commercially reasonable efforts in good faith to mutually cooperate in any modification and amendment of the minimum Eligibility Criteria for any subsequent Purchase Commitment, which are expected to address (i) changes to the prevailing interest rates and other market conditions and (ii) credit factors affecting actual performance of Loans previously purchased. Seller shall not make any material change to the Collection Policies without the prior written consent of the Purchaser; provided, however, that no such consent of the Purchaser shall be required for material changes to the Collection Policies to the extent such changes (i) are required by Applicable Law or any Governmental Authority or (ii) do not relate to Transferred Loans, provided further that the Purchaser, exercising its commercially reasonably discretion and acting in good faith, may unilaterally direct Seller to make changes to the Collection Policies (solely to the extent such Collection Policies relate to Loans to be sold hereunder) without the consent or approval of the Seller to extent that such changes are required (A) by Applicable Law, or (B) by direction of a Governmental Authority, subject to the Purchaser providing a written explanation of the reason for its direction to make such changes upon request of the Seller. In furtherance of the foregoing, Seller shall provide Purchaser with ten (10) Business Days prior written notice of any proposed material change to the Collection Policies, and Purchaser shall provide Seller with at least thirty (30) days’ written notice of any proposed change (unless a shorter period is required by Applicable Law or a Governmental Authority, in which case Purchaser shall provide notice as soon as reasonably practicable). For the avoidance of doubt, in no event shall the Purchaser have the right to direct, or consent to, any change to the Collection Policies that does not relate to Transferred Loans or Loans intended to be sold hereunder.

(c) Notwithstanding the forgoing, the Eligibility Criteria or components thereof, may be waived, modified or amended in writing agreed to by both Parties.

Section 2.4 Notices to Obligors.

(a) The Seller, at its option and in accordance with Applicable Law, may notify each applicable Obligor of any Loan transfer within a reasonable period of time from the applicable Transfer Date. The Purchaser, at its option and in accordance with Applicable Law, may notify, or direct Seller to notify, each applicable Obligor of any Loan transfer within a reasonable period of time from the applicable Transfer Date.

Section 2.5 Monthly Payments to Servicer and Seller.

(a) In connection with any Transferred Loans serviced by Servicer in accordance with the Servicing Agreement, on each Payment Date, the Purchaser shall distribute, or cause to be distributed, all Collections in the Purchaser Servicing Account to be deposited in the Purchase Collection Account to be distributed as follows:

(i) First, to the Servicer, to the extent not retained by the Servicer in accordance with Section 2.1 of the Servicing Agreement, the amount of any Servicing Fee, Default Servicing Fees, Ancillary Income, reimbursable third-party servicing expenses, and Protective Advances (each as defined in the Servicing Agreement) owing to the Servicer;

(ii) Second, to the Purchaser, all remaining amounts.

Section 2.6 Repurchase Events. Upon the occurrence of a Repurchase Event identified by written notice from Purchaser to Seller, which, except in the case of Seller fraud, must be provided within ninety (90) days of the Transfer Date, the Seller shall repurchase each affected Transferred Loan at a price equal to the Repurchase Price within thirty (30) days of receipt of written notice regarding the occurrence of such Repurchase Event.

ARTICLE III

CONDITIONS TO AGREEMENT AND SUBSEQUENT CLOSINGS

Section 3.1 Effective Date. This Agreement shall go into effect on the Effective Date, provided each of the Seller and the Purchaser have received a fully executed electronic copy of each Transaction Document.

Section 3.2 Closings.

Each sale of a Loan effected hereunder shall be subject to each of the following conditions:

(a) The Purchaser shall have received, within ninety (90) days of the related Transfer Date, an instrument, in a form reasonably satisfactory to the Purchaser, evidencing the release of any lien to which any of the Loans to be sold may be subject; provided that with respect to the filing of any UCC-3 financing statements, Seller hereby agrees and acknowledges that the Purchaser (in accordance with Section 2.2(f)(ii) herein may file any such UCC-3 financing statements;

(b) All of the representations and warranties of the Seller pursuant to Section 4 .2 herein shall be true and correct in all material respects as of the related Transfer Date (or such other applicable date pursuant to Schedule 1 herein or any other date specified in the applicable Assignment and Conveyance Agreement);

(c) The Purchaser shall have received, or the Purchaser’s attorneys shall have received in escrow, all Closing Documents applicable to such sale (excluding such Closing Documents that may be provided at a later date as provided in this Agreement), in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(d) With respect to any Transferred Loans that will be serviced by Servicer pursuant to the terms of the Servicing Agreement, the Servicer shall have (i) directed all Obligors to make payments with respect to such Transferred Loans to the Servicing Account and (ii) in accordance with the Servicing Agreement, shall cause all Collections with respect to the Transferred Loans on deposit in the Servicing Account or otherwise received by the Servicer to be deposited in the Purchaser Servicing Account within two (2) Business Days of receipt and identification thereof and deposited into the Purchaser Collection Account as provided in Section 2.5 of this Agreement and as provided in the Servicing Agreement. This Section 3.2(d) is subject to the cure provision of Section 4.1(a) of the Servicing Agreement; and (e) All other terms and conditions of this Agreement and the related Assignment and Conveyance Agreement (including Seller’s receipt of the applicable Net Purchase Price) shall have been complied with in all material respects.

(f) A Stop Purchase Event does not exist.

Subject to the foregoing conditions, on the applicable Transfer Date, the Purchaser shall pay the applicable aggregate Net Purchase Price pursuant to Article II of this Agreement, by wire transfer of immediately available funds to the account or accounts designated in wire instructions provided by the Seller to the Purchaser.

Section 3.3 Closing Documents.

The “Closing Documents” for each Transfer Date subsequent to the Effective Date, shall consist of:

(a) This Agreement;

(b) The applicable Assignment and Conveyance Agreement, with the related Schedule of Loans attached as Annex I thereto;

(c) If the Collection Policies or Underwriting Guidelines and Credit Policies have been materially modified since the date of last delivery to the Purchaser, a conformed copy of the changed Collection Policies or Underwriting Guidelines and Credit Policies, as applicable, marked to indicate any modifications since the date of such last delivery; and

(d) The Required Documents for each of the Loans listed in the applicable Schedule of Loans to the applicable Assignment and Conveyance Agreement.

(e) Evidence that the Servicer has established the Purchaser Servicing Account and the Purchaser Collection Account in accordance with the Servicing Agreement.

ARTICLE IV

REPRESENTATION, WARRANTIES AND COVENANTS

Section 4.1 Seller Representations and Warranties. As of the Effective Date and as of each Transfer Date, the Seller hereby represents and warrants to the Purchaser that:

(a) Organization and Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party.

(b) Due Qualification. The Seller is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business and the performance of its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Seller (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement, each Assignment and Conveyance Agreement and any other document or instrument to be delivered by the Seller hereunder (collectively, the “Sale Documents”) and the other Transaction Documents to which it is a party, (B) carry out the terms of the Sale Documents and the other Transaction Documents to which it is a party, and (C) sell, assign, transfer and otherwise convey the Transferred Property to the Purchaser, and (ii) has duly authorized by all limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale, assignment, transfer and conveyance of the Transferred Property on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and the other Transaction Documents to which the Seller is a party by the Seller (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the certificate of formation or limited liability company agreement of the Seller, (ii) to the knowledge of Seller violate, in any material respect, any Applicable Law, or (iii) result in any breach of any of the terms or provisions of, or constitute a default under any material agreement of the Seller.

(e) No Consents. No consent, approval, authorization, license or order of any Governmental Authority is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, as have already been obtained by it or could not reasonably be expected to result in a Material Adverse Effect.

(f) Agreements Enforceable. This Agreement and each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Applicable Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(g) Permits. The Seller has all permits necessary or required by Applicable Law for the operation of its business and the consummation of this Agreement, except where noncompliance, violation or lack thereof is not reasonably expected to result in a Material Adverse Effect.

(h) Proceedings. There are no proceedings, injunctions, writs, restraining orders or investigations pending or, to its knowledge, threatened against it before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over it or its Affiliates or its Affiliates’ properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the receipt of Loans intended to be Transferred Loans by Purchaser, or (iii) seeking any determination or ruling that might materially and adversely affect Seller’s performance of its obligations under, or the validity or enforceability of, any Transaction Document or the Loans.

(i) Compliance with Laws. To the best of Seller’s knowledge, Seller has complied with, and is in compliance with, in all material respects, all Applicable Law.

(j) Ordinary Course. The transfer of the Transferred Loans pursuant to this Agreement is made in the ordinary course of the Seller’s business and does not constitute a transfer of all or substantially all of the Seller’s assets.

(k) Solvency. As of each Transfer Date, the Seller is solvent and will not be rendered insolvent by the transfer of the Transferred Loans to the Purchaser at the Net Purchase Price. The Seller is not transferring the Transferred Loans with any intent to hinder, delay, or defraud any of its creditors.

(l) Fair Consideration. The Net Purchase Price payable for each Transferred Loan constitutes reasonably equivalent value and fair consideration for such Transferred Loan.

(m) No Pending Insolvency. There are no pending or threatened bankruptcy, insolvency, reorganization, or similar proceedings against the Seller, and the Seller has not taken any action in furtherance of any such proceeding.

Section 4.2 Transferred Loan Representations and Warranties. The Seller hereby represents and warrants to the Purchaser and as of each Transfer Date, as applicable, with respect to each Transferred Loan transferred on such Transfer Date, that:

(a) The information contained in the related Schedule of Loans delivered pursuant to Section 2.1 is an accurate and complete listing of the Transferred Loans to be transferred on such Transfer Date and the information provided with respect to such Transferred Loan is true and correct in all material respects as of such date or any earlier date specified therein.

(b) All information, documentation or materials provided by Seller to Purchaser, including performance data, data tapes, underwriting criteria and policies and procedures, were true and correct (or, with respect to supporting diligence materials, projections or forward-looking statements, were true and correct) in all material respects as of such date.

(c) Each Transferred Loan satisfies the minimum Eligibility Criteria set forth on the schedule attached to the related Purchase Commitment.

(d) Each Transferred Loan satisfies the representations and warranties set forth in Exhibit D attached hereto.

(e) As of the related Transfer Date, there are no liens, claims, encumbrances or security interests of any kind on the Transferred Loan or the related Manufactured Home, other than the lien in favor of the Seller that is being transferred to the Purchaser hereunder and liens, encumbrances or security interests on the Transferred Loan in favor of a warehouse lender of Seller being paid off with the proceeds of the sale on the Transfer Date (provided that Purchaser may require Seller to deliver to Purchaser on the Transfer Date a payoff letter from the applicable warehouse lender confirming the release of such lien upon receipt of the payoff amount), and no financing statement naming the Seller as debtor and covering the Transferred Loan or proceeds thereof is on file in any filing office other than any that will be terminated or have a UCC-3 release of collateral covering the Transferred Loan or proceeds filed on or prior to the Transfer Date.

(f) The Transferred Loan has not been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser, and the Seller has not entered into any agreement to do so, excluding any pledge to a warehouse lender being whose lien is being released in accordance with Section 4.2(e) above.

(g) To the best knowledge of the Seller, there are no proceedings, investigations or claims pending or threatened that could reasonably be expected to affect the Purchaser’s title to or interest in the Transferred Loan.

(h) Upon transfer to the Purchaser, the Purchaser will have a perfected ownership interest in the Transferred Loan and all proceeds thereof and, to the extent such transfer is deemed a secured financing, a first priority perfected security interest in the Transferred Loan and all proceeds thereof (provided that in the case of the first Transfer Date only, immediately upon the filing of the financing statement pursuant to Section 2.2(a) hereof), in each case free and clear of all adverse claims other than liens of warehouse lenders being released on the Transfer Date in accordance with Section 4.2(e) of this Agreement.

Section 4.3 Purchaser Representations and Warranties. As of the Effective Date and as of each Transfer Date, the Purchaser hereby covenants, represents and warrants that:

(a) Organization and Good Standing. The Purchaser is a Florida limited liability company, duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party

(b) Due Qualification. The Purchaser is qualified to do business, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business and the performance of its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Purchaser (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (B) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Purchaser is a party have been duly executed and delivered by the Purchaser.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and the other Transaction Documents to which the Purchaser is a party by the Purchaser (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the certificate of formation, charter, bylaws or other governance document of the Purchaser or (ii) violate, in any material respect, any Applicable Law.

(e) No Consents. No consent, approval, authorization, license or order of any Governmental Authority is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, as have already been obtained by it or could not reasonably be expected to result in a Material Adverse Effect.

(f) Agreements Enforceable. This Agreement and each Transaction Document to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be limited by Applicable Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(g) Permits. The Purchaser has all permits necessary or required by Applicable Law for the operation of its business and the consummation of this Agreement, except where noncompliance, violation or lack thereof is not reasonably expected to result in a Material Adverse Effect.

(h) Compliance with Laws. The Purchaser has complied with, and is in compliance with, all Applicable Law.

(i) The Purchaser expressly acknowledges that neither Seller nor any of Seller’s officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations, warranties, promises or inducements to it except as expressly set forth herein or in the other Transaction Documents. The Purchaser represents that (i) it has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of entering into this Agreement, purchasing any Transferred Loans hereunder and making an informed decision with respect thereto, (ii) has consulted with, and has had sufficient opportunity to have this Agreement reviewed by, its accountants, attorneys and other advisors as it saw fit with respect to entering into this Agreement, and (iii) is able to bear the economic and financial risk of entering into this Agreement. The Purchaser also represents that it will, independently and without reliance upon Seller (other than information supplied by Seller from time to time hereunder), and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement.

(j) The Purchaser acknowledges and agrees that: (A) none of the Seller or any of its Affiliates (each, a “Seller Party”) is acting as a fiduciary or financial or investment adviser for the Purchaser or has made or given the Purchaser any representation, warranty, covenant, agreement or guarantee whatsoever (in each case, whether written or oral and whether directly or indirectly through any other person) as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including financial, legal, regulatory, tax, accounting or otherwise) of, or any other matters relating to the Purchaser’s decision to acquire the Transferred Loans; (B) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the Seller Parties or any of their respective Affiliates other than any representations or warranties expressly set forth in this Agreement or any other Transaction Document; and (C) it has consulted with its own legal, regulatory, tax, business, investment, financial, accounting and other advisors to the extent it has deemed necessary and has made its own investment decisions (including decisions regarding the suitability of the Purchaser’s investment in the Transferred Loans) based upon, and only upon, (1) its own judgment and upon any advice from such advisors as it has deemed necessary and (2) the information contained in this Agreement and the information provided or to be provided to the Purchaser by or on behalf of the Seller in relation thereto prior to each Transfer Date and not upon any view expressed by the Seller Parties or any of their respective Affiliates.

Section 4.4 Certain Seller Covenants. For so long as any Transferred Loans are outstanding, the Seller covenants and agrees that:

(a) it will not take any action to cause the Purchaser to be substantively consolidated with the Seller in any bankruptcy or insolvency proceeding;

(b) it will not institute against the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, until at least one year and one day after the termination of this Agreement; provided that this clause shall survive the termination of this Agreement;

(c) it will not interfere with the Purchaser’s right to receive Collections on the Transferred Loans in accordance with this Agreement and the Servicing Agreement; and

(d) it will not cause or permit any lien, claim or encumbrance to be placed on any Transferred Loan after the applicable Transfer Date.

ARTICLE V

CONSUMER INFORMATION

Section 5.1 Maintenance of Consumer Information. The Seller and the Purchaser each agree that it (i) shall comply with any Applicable Laws and regulations regarding the privacy and security of Consumer Information, (ii) shall not use Consumer Information in any manner inconsistent with any Applicable Laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except (A) as permitted by Applicable Law or regulation, (B) to carry out the express terms hereof and subject to the obligations hereunder, or (C) to a third party providing services to Seller or Purchaser with respect to the Transferred Loans or to an Affiliate or an actual or prospective financing counterparty or any subsequent purchaser to whom a Transferred Loan is to be assigned and so long as such third party, Affiliate, counterparty or purchaser is bound to confidentiality, security and maintenance obligations with regard to such Consumer Information that are no less restrictive than those set forth hereunder, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access and (v) shall notify within twenty four (24) hours the other party of any actual or suspected breach of the confidentiality, privacy or security of Consumer Information which notice shall include all material details concerning the related incident. In the event of any actual or suspected data breach, Seller or Purchaser, as applicable, shall promptly use all commercially reasonable efforts to contain and control such data breach event to prevent unauthorized access to or misuse of Consumer Information and shall provide updates to the other party, upon request, relating to the investigation and resolution of such event. The Purchaser shall indemnify the Seller for any and all damages (and related reasonable and documented attorney fees and related expenses) in connection with any misuse of Consumer Information or any other violation of the security and privacy obligations regarding Consumer Information hereunder, by the Purchaser.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Effect of Termination. Unless this Agreement is terminated pursuant to Section 6.2 below, the obligations of the Purchaser and Seller hereunder shall continue in full force and effect until the date that is five (5) years after the Effective Date of this Agreement (or such later date as mutually agreed to by the Seller and the Purchaser) (the “Term”), provided, that following the initial five (5) year term, this Agreement may be terminated by either Party with or without cause upon one hundred and eighty (180) days’ notice to the other Party; provided, further, that, for the avoidance of doubt, the obligations under the Servicing Agreement shall not be affected by the termination of this Agreement. Notwithstanding any termination of this Agreement, (i) the Purchaser’s ownership of the Transferred Loans shall survive termination and shall not be affected thereby, and (ii) all representations, warranties, and repurchase obligations of the Seller with respect to Transferred Loans sold prior to termination shall survive termination.

Section 6.2 Termination. Either Party to this Agreement may terminate the Agreement as follows:

(a) Default. The following events shall be a default under this Agreement: (i) a monetary default by Purchaser or Seller that is not cured by the defaulting party within two (2) Business Days following the earlier of knowledge thereof or the receipt of written notice of such monetary default, and (ii) any non-monetary breach or default by either Party that is not cured by the defaulting party within thirty (30) days following the earlier of knowledge thereof or the receipt of written notice identifying such non-monetary breach or default. Upon occurrence of the events described in clauses (i) or (ii) above by Purchaser or Seller, the other may terminate this Agreement immediately upon the giving of written notice of termination by the non-defaulting party.

(b) Bankruptcy, Conservatorship or Receivership. Either Party may terminate this Agreement at any time upon notice to the other: (i) after the filing by the other Party of any petition in bankruptcy or for reorganization or for debt consolidation under the federal bankruptcy laws or under any comparable debtor relief available under Applicable Laws; or (ii) after the other Party is placed into conservatorship or receivership proceedings or proceedings to windup, dissolve, liquidate, reorganize or place into conservatorship or receivership the other Party are commenced and remain unstayed for a period of thirty (30) days.

(c) Regulatory Authority Requirement. Each of Seller and Purchaser shall have the right to terminate this Agreement upon thirty (30) days written notice, or earlier if otherwise required by any Governmental Authority, if any Governmental Authority having jurisdiction over Seller or Purchaser, or a respective Transferred Loan requests or requires that Seller or Purchaser terminate this Agreement or imposes any material restriction, penalty, fine, claim, liability, damage or expense upon Seller or Purchaser relating to this Agreement.

(d) Eligibility Criteria Impasse. Purchaser shall have the right to terminate this Agreement upon ninety (90) days written notice to Seller if (i) the parties are unable to agree on new minimum Eligibility Criteria for any Commitment Period following good faith negotiation for a period of not less than thirty (30) days, or (ii) Seller is required by Applicable Law or any Governmental Authority to modify the Eligibility Criteria in a manner that Purchaser, in its reasonable discretion, determines materially and adversely affects the credit quality or eligibility of Loans to be purchased hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Indemnification. The Purchaser and the Seller (each, an “Indemnifying Party”) shall indemnify, hold harmless, and defend the Seller or Purchaser (as applicable) and their officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees and expenses (including, without limitation, any reasonable attorneys’ fees, costs and expenses incurred in connection with any enforcement of its rights with respect thereto (including any action, claim or suit brought) by an Indemnified Party of any indemnification or other obligation of the Indemnifying Party), that are incurred by the Indemnified Party (collectively, “Losses”), arising out of or related to any third-party claim alleging or relating to: (a) any material breach or non-fulfillment of any provision of this Agreement, any Purchase Commitment or any Assignment and Conveyance Agreement by the Indemnifying Party or the Indemnifying Party’s personnel (unless covered by another subclause of this Section 7.1); (b) any infringement or violation by the Indemnifying Party or its personnel of any third party right in connection with the performance of its obligations under this Agreement, any Purchase Commitment or any Assignment and Conveyance Agreement, including but not limited to intellectual property rights; (c) any negligence or willful misconduct of the Indemnifying Party or its personnel in connection with the performance of its obligations under this Agreement, any Purchase Commitment or any Assignment and Conveyance Agreement; and (d) any material breach by the Indemnifying Party of any of its representations, warranties or covenants set forth in this Agreement, any Purchase Commitment or any Assignment and Conveyance Agreement, including but not limited to those related to servicing compliance; provided that any indemnity claim under this Section 7.1 shall not be permitted to the extent resulting from the applicable Indemnified Party’s gross negligence or willful misconduct.

Section 7.2 Notices. All notices and other communications hereunder and under this Agreement will be in writing and will be deemed to have been duly given when delivered in person, by email, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to the Seller:

Zippy Loans, LLC

9450 SW Gemini Dr

PMB 57583

Beaverton, Oregon 97008-7105

Attention: [***]

E-mail: [***]

if to the Purchaser:

ETHZilla Modular Mortgage LLC

2875 South Ocean Blvd, Suite 200,

Palm Beach, FL 33480

Attn: [***]; [***]

Email addresses: [***]; [***]

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing to the addresses set forth or specified above. Any notice or communication delivered in person will be deemed effective upon delivery. Any notice or communication sent by email, or air courier will be deemed effective on the first (1st) Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail will be deemed effective on the third (3rd) Business Day at the place at which such notice or communication is received following the day on which such notice or communication was mailed.

Section 7.3 Costs. Each of the Purchaser and the Seller shall bear its own costs and expenses in connection with each Sales Document, including any sales commissions and legal fees. The Purchaser shall bear all costs and expenses relating to due diligence by the Purchaser or its agents in respect of the Seller and any Transferred Loans.

Section 7.4 Amendment; Waiver. Except as otherwise expressly provided herein, this Agreement and each Sales Document may only be amended by a writing signed by duly authorized officers of the Seller and the Purchaser. No waiver of any provision of this Agreement, nor consent to any departure by any Party therefrom, shall be effective unless the same shall be in writing and signed by a duly authorized officer of the Party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.5 Cumulative Rights. All rights and remedies of the Parties under this Agreement shall, except as otherwise specifically provided herein, be cumulative and non-exclusive of any rights or remedies that they may have under any other agreement or instrument, by operation of law or otherwise.

Section 7.6 Execution in Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The parties hereto agree that this Agreement, and any other documents to be delivered in connection herewith and therewith, may be electronically signed, that any digital or electronic signatures (including Portable Document Format (PDF), facsimile or electronically imaged signatures provided by DocuSign or similar service) appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Agreement and such other documents may be made by facsimile, email or other electronic transmission. Delivery of an executed counterpart of a signature page of this Agreement in a PDF shall be effective as delivery of a manually executed original counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement hereto shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Seller and the Purchaser and their respective permitted successors and assigns. This Agreement shall not be assigned, pledged or hypothecated by the Seller without the prior written consent of the Purchaser, in its sole discretion. This Agreement shall not be assigned, pledged or hypothecated by the Purchaser without the prior written consent of the Seller, in its sole discretion.

Section 7.8 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES HERETO AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 7.9 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 7.10 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER ENTITY FOR ANY LOST PROFITS, COSTS OF COVER OR OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT LIMIT ANY PARTY’S INDEMNIFICATION FOR DAMAGES PAID TO ANY OBLIGOR OR GOVERNMENTAL AUTHORITY.

Section 7.11 Severability. Any provision of this Agreement that is prohibited or not fully enforceable in any jurisdiction, will be ineffective only to the extent of such prohibition or unenforceability without otherwise invalidating or diminishing either Party’s rights under the remaining provisions of this Agreement in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable in any respect any such provision in any other jurisdiction.

Section 7.12 Entire Agreement. The Seller and the Purchaser hereby acknowledge and agree that this Agreement, and the exhibits hereto, represent the complete and entire agreement between the Parties with respect to the purchase, sale, and contribution or conveyance of Transferred Loans shall supersede all prior written or oral statements, agreements or understandings between the Parties.

Section 7.13 No Joint Venture or Partnership. Each Party (including any of its respective permitted successors and assigns) acknowledges and agrees that such Party will not hold itself out as an agent, partner or joint venture of the other Party, and that this Agreement and the transactions contemplated hereby are not intended and do not create an agency, partnership, joint venture or other type of relationship between the Parties.

Section 7.14 Confidentiality. Each Party recognizes that, in connection with this Agreement (including during course of negotiations and diligence), it may become privy to non-public information regarding the financial condition, operations, and prospects of the other Party, including, without limitation, the credit underwriting criteria and Loan terms of Seller, as amended from time to time. Except as required to be disclosed by law, each Party agrees to keep all non-public information regarding the other Party strictly confidential and to use all such information solely in order to effectuate the purpose of this Agreement or as required by Applicable Law, unless such information is (i) in the public domain; (ii) already in the possession of the other Party prior to its disclosure by the disclosing Party (including information received lawfully from third parties without an obligation of confidentiality); (iii) required by law to be disclosed; (iv) disclosed to a third party who is retained by the other party to perform services with respect to this Agreement, provided that such third party is bound by an agreement to keep such information confidential; or (v) disclosed by Purchaser to its creditors and prospective creditors, provided that such creditors or potential creditors are bound by an agreement to keep such information confidential.

In the event that a Party becomes legally compelled to disclose any of the proprietary information, to the extent practicable and legally permissible, the other Party will provide the disclosing Party with prompt prior written notice so that the disclosing Party may seek a protective order or other appropriate remedy (including taking action to assure confidential handling of the information) at its sole cost and expense and/or waive compliance with the provisions of this Agreement. Each Party will use its best efforts to obtain or assist the other Party in obtaining any such protective order. Both Parties agree to keep confidential and return upon termination, or sooner upon request, the proprietary documents and data delivered to the other with the transactions contemplated by this Agreement. The provisions of this Section 7.14 shall survive the termination of this Agreement.

Section 7.15 Incorporation of Sale Documents; Conflict. The terms and conditions set forth in the other Sale Documents with respect to each Transfer Date shall be incorporated herein. In the event of any conflict between the terms of this Agreement and the other Sales Documents, the related Assignment and Conveyance Agreement shall control.

Section 7.16 Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Purchaser under this Agreement are solely the obligations of the Purchaser and shall be payable solely from the assets of the Purchaser, including the Transferred Loans and Collections thereon. No recourse shall be had against any member, manager, officer, director, employee, or Affiliate of the Purchaser for any obligation of the Purchaser hereunder.

Section 7.17 Acknowledgment of Financing. The Seller acknowledges that the Purchaser may, from time to time, issue notes or other obligations secured by the Transferred Loans and the other assets of the Purchaser. In connection therewith, the Seller agrees to: (i) execute and deliver such acknowledgment letters, estoppel certificates and recognition agreements as may be reasonably requested by any indenture trustee, collateral agent or a holder of such obligations; (ii) provide such data tapes, loan-level information and other information regarding the Transferred Loans as may be reasonably requested in connection with any such issuance; (iii) cooperate with any due diligence review of the Transferred Loans conducted in connection with any such financing; and (iv) provide such opinions, certificates, and other deliverables as are customarily required of a seller/servicer in connection with a manufactured home loan ABS transaction. Reasonable documented expenses, including attorneys’ fees and third-party expenses, incurred by Seller under this Section 7.17 shall be reimbursed by Purchaser and payable within ten (10) Business Days of being invoiced by Seller.

Section 7.18 Waiver of Setoff. The Seller hereby waives any right of setoff, recoupment, or counterclaim against amounts owed to the Purchaser with respect to the Transferred Loans or Collections thereon, whether arising under this Agreement, the Servicing Agreement, or otherwise. The Seller acknowledges that any such right of setoff would impair the Purchaser’s ability to make payments on any securities issued in connection with a financing of the Transferred Loans.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly authorized, executed and delivered, as of the date first above written.

PURCHASER:

ETHZilla Modular Mortgage LLC

By:	/s/ John Saunders
	Name:	John Saunders
	Title:	CFO

[Signature Page to Master Loan Purchase Agreement]

SELLER:

ZIPPY LOANS, LLC

By:	/s/ Ben Halliday
Name:	Ben Halliday
Title:	CEO

SCHEDULE 1 TO MASTER LOAN PURCHASE AGREEMENT

ELIGIBILITY CRITERIA

for the first Purchase Commitment issued under Agreement

EXHIBIT A TO MASTER LOAN PURCHASE AGREEMENT

FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

On this ____ day of _________, 20 ___, Zippy Loans, LLC, as seller (in such capacity, the “Seller”), under that certain Master Loan Purchase Agreement with an Effective Date of March 23, 2026 (as amended, supplemented and otherwise modified from time to time, the “Purchase Agreement”) between the Seller and ETHZilla Modular Mortgage LLC (the “Purchaser”), do hereby agree to sell, transfer, assign, set over and convey to the Purchaser, the designee of the Purchaser, without recourse, but subject to the terms of the Purchase Agreement on the Transfer Date identified below (the “Transfer Date”), all right, title and interest of the Seller in, to and under the Loans, excluding the Servicing Rights, listed on the schedule attached hereto as Annex I (the “Loans”), together with the related Required Documents and all rights and obligations arising under the documents contained therein. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Purchase Agreement.

The purchase and sale of the Loans shall be subject to the terms and conditions set forth below:

Purchase Amount:

Community Recourse Loans	The aggregate principal balance of the Community Recourse Loans, as of the Purchase Cut-Off Date, is $ .

Non-Recourse Loans	The aggregate principal balance of the Non-Recourse Loans, as of the Purchase Cut-Off Date, is $_______.

Total Purchase Amount	Total Purchase Amount, as of the Purchase Cut-Off Date, is $____.

Base Purchase Price:

Community Recourse Loans	$ (calculated on the basis of a Base Purchase Price of [***]% )

Non-Recourse Loans	$ (calculated on the basis of a Base Purchase Price of [***]% )

Total Base Purchase Price	$

Accrued and Unpaid Interest and Fees:	$____________

Net Purchase Price:	$____________

Purchase Cut-Off Date:	____________

Transfer Date:	___________

Servicing Retained:	Yes.

Seller’s Wire Instructions:

As of the Transfer Date, the Seller represents and warrants that: (i) the Seller has not previously sold, transferred, assigned, or pledged any of the Transferred Loans listed herein to any Person other than the Purchaser, except to warehouse lenders whose liens are being released on the Transfer Date in accordance with Section 4.2(e) of the Purchase Agreement; (ii) each Transferred Loan listed herein is free and clear of all liens, claims, and encumbrances other than the lien being transferred hereunder, except liens of warehouse lenders being released on the Transfer Date in accordance with Section 4.2(e) of the Purchase Agreement; (iii) the Seller is solvent as of the Transfer Date and will not be rendered insolvent by the transfers contemplated herein; and (iv) the Net Purchase Price for each Transferred Loan constitutes reasonably equivalent value and fair consideration for such Loan.

By its execution and delivery of this Assignment and Conveyance Agreement, the Seller hereby represents and warrants to the Purchaser (i) that each of the representations and warranties set forth in the Purchase Agreement are materially true and correct as of the Transfer Date, (ii) that the Seller has performed all covenants and agreements set forth in the Purchase Agreement and this Assignment and Conveyance Agreement required to be performed by it on or prior to the Transfer Date, (iii) that the Seller will perform all covenants and agreements set forth in the Purchase Agreement required to be performed by it after the Transfer Date and (iv) except as otherwise allowed by the Purchase Agreement, the Collection Policies have not been modified since the date of last delivery to the Purchaser.

By its execution and delivery of this Assignment and Conveyance Agreement, the Purchaser hereby represents and warrants that (i) the Purchaser has performed all covenants and agreements set forth in the Purchase Agreement and this Assignment and Conveyance Agreement required to be performed by it on or prior to the Transfer Date and (ii) that the Purchaser will perform all covenants and agreements set forth in the Purchase Agreement required to be performed by it after the Transfer Date.

Please indicate your agreement with the terms set forth in this Assignment and Conveyance Agreement by countersigning a copy of this letter and returning it to the undersigned by telecopy.

This Assignment and Conveyance Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment and Conveyance Agreement in Portable Document Format (PDF) shall be effective as delivery of a manually executed original counterpart of this Assignment and Conveyance Agreement. The original documents shall be promptly delivered, if requested.

[Signatures to follow]

TO WITNESS THIS, the parties have caused their names to be signed by their respective duly authorized officers as of the date first written above to this ASSIGNMENT AND CONVEYANCE AGREEMENT.

ZIPPY LOANS, LLC,
as Seller

By:
Name:
Title:

ETHZilla Modular Mortgage LLC
as Purchaser

By:
Name:
Title:

ANNEX I to ASSIGNMENT AND CONVEYANCE AGREEMENT

[Schedule of Loans]

See attached.

Schedule of Loans to Include the Following Fields:

●	Loan ID

●	Primary Borrower

●	Funded Date

●	Unpaid Principal Balance

●	Premium

●	Base Purchase Price

●	Accrued & Unpaid Interest & Fees

●	Net Purchase Price

EXHIBIT B TO MASTER LOAN PURCHASE AGREEMENT

APPROVED FORMS

(See attached)

EXHIBIT C TO MASTER LOAN PURCHASE AGREEMENT

UNDERWRITING AND CREDIT POLICIES

(See Attached)

EXHIBIT D TO MASTER LOAN PURCHASE AGREEMENT

LOAN REPRESENTATIONS AND WARRANTIES

Pursuant to Section 4.2(d) of the Agreement, as of the respective Transfer Date or such other date as may be specified below, Seller hereby represents and warrants to Purchaser with respect to each Loan being sold by it the following representations and warranties:

(a) Underwriting Guidelines and Credit Policies. The Loan was approved in substantial conformance to the Seller’s Underwriting Guidelines and Credit Policies in effect at the time of origination.

(b) Compliance. At the date of origination, all applicable requirements of any federal and state laws, rules and regulations applicable to the Loan, including, without limitation, usury, lender licensing laws, consumer protection, real estate settlement procedures, predatory and abusive lending practices, truth in lending and equal credit opportunity laws, have been complied with in all material respects, and such compliance is not affected by the Purchaser’s ownership of such Loan.

(c) Delinquency. As of the Transfer Date the Loan is not thirty (30) or more days delinquent.

(d) Enforceability of Loan. The related Required Documents for each Loan create a valid, enforceable and perfected first-priority lien or security interest on the related Manufactured Home (subject to any liens satisfied with proceeds of the related Loan) and contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Manufactured Home of the benefits of the security, including realization by repossession in the case of a Manufactured Home that is personal property in accordance with the Required Documents (subject to any limitation arising from any bankruptcy, insolvency or other law for the relief of debtors or any limitations regarding the use of repossession that may apply under Applicable Law), and to the best of the Seller’s knowledge, there is no homestead or other exemption available to the Obligor that would interfere with such right of repossession.

(e) No Defenses. (i) The Loan is not subject to any setoff, counterclaim or defense, including the defense of usury, (ii) the operation of any of the terms of such Loan or the exercise of any right thereunder will not render such Loan unenforceable, in whole or in any material part, or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, in any material amount, and (iii) to the knowledge of the Seller, no such right of rescission, setoff, counterclaim or defense had been asserted with respect thereto. To the extent a right of rescission arises under Applicable Law with respect to a Loan, to the knowledge of the Seller, the time-period for which an Obligor has a right of rescission has run without being exercised.

(f) Hazard and Flood Insurance Coverage. The Manufactured Home securing each Loan is insured by a company authorized to issue insurance policies in the jurisdiction in which the Manufactured Home is located against loss by fire and such hazards as covered under a standard extended coverage endorsement in an amount not less than the lesser of 100% of the replacement cost of the Manufactured Home or the outstanding principal balance of the Loan. If, upon origination of the Loan, the Manufactured Home was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier in an amount representing coverage not less than the least of the outstanding principal balance of the Loan, the full insurable value of the Manufactured Home, or the maximum amount of insurance that was available under the National Flood Insurance Act of 1968, as amended. Additionally, each Loan obligates the Obligor thereunder to maintain all such insurance at the Obligor’s cost and expense.

(g) Good Title. Immediately prior to the transfer hereunder, the Seller had good and marketable title thereto free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest (except such as have been or will be released contemporaneously with such transfer) and was the sole owner thereof with full right to transfer the Loan to the Purchaser.

(h) Valid and Lawful Assignment. The Seller has assigned all of its right, title and interest in the Loan, including without limitation the security interest in the related Manufactured Home to the Purchaser. The Loan was not originated in and is not subject to the laws of any jurisdiction whose laws would make such Loan unlawful or unenforceable as a result of the following (1) the transfer of such Loan and the assignment of the security interest in the Manufactured Home securing the amount owed by the Obligor, or (2) to Seller’s knowledge, the ownership of such Loan by the Purchaser.

(i) Loan in Force. The obligation set forth in the Loan has not been satisfied or subordinated in whole or in part, and such Loan has not been rescinded, and the Manufactured Home securing such Loan has not been released from the lien of such Loan.

(j) Notation of Security Interest. If the related Manufactured Home is located in a state under the laws of which either (1) a security interest in manufactured housing may be perfected by the notation of such security interest on the title document, then the title document for such Manufactured Home has been delivered to the Purchaser or its designated custodian (or, if a new or replacement title document has been applied for, such title document shall have been issued, and delivered to the Purchaser or its designated custodian, within one hundred and eighty (180) days following the relevant Transfer Date), and such title document shows the Servicer as the holder of a first-priority security interest in such Manufactured Home, which security interest is held by the Servicer for the benefit of the Purchaser in accordance with Section 2.2(g) of this Agreement (provided, however, if perfection remains outstanding beyond one hundred and eighty (180) days of the applicable Transfer Date solely due to a governmental processing delay (and not an act or omission of Seller), Seller may request a one-time extension of up to sixty (60) additional days by delivering, no later than ten (10) Business Days prior to the expiration of the 180-day period written evidence of (i) timely application submission, (ii) pending status with the applicable authority, and (iii) a documented follow-up inquiry), or (2) the perfection of a first priority security interest in the related Manufactured Home requires the filing of a UCC financing statement against the related Obligor, then such filing has been made concurrently or promptly after origination of the Loan and shows the Servicer as the secured party (which security interest is held by the Servicer for the benefit of the Purchaser in accordance with Section 2.2(g) of this Agreement and is separate from and in addition to the financing statement filed pursuant to Section 2.2(a) of this Agreement), and the file stamped copy has been delivered to the Purchaser or its designated custodian within one hundred and eighty (180) days following the Transfer Date.

(k) Capacity and E-Signature. To the best of the Seller’s knowledge, the Obligor (i) had reached the age of majority in accordance with the laws of the state where the Manufactured Home is located at the time the Loan was entered into and (ii) had the legal capacity to enter into the Loan. Any Required Documents for the Loan that required an electronic signature from the related Obligor were signed with a digital or electronic signature that complied with Applicable Law, including, as applicable, the Electronic Signatures in Global and National Commerce Act or the Uniform Electronic Transaction Act.

(l) No Defaults; Waiver. (i) To the best of the Seller’s knowledge, as of the Transfer Date, there was no default, breach, violation or event permitting acceleration existing under the Loan and no event that, with notice and the expiration of any grace or cure period, would constitute such a default, breach, violation or event permitting acceleration under such Loan (except as permitted by the representation set forth in clause (c) above), (ii) the Seller has not waived any such default, breach, violation or event permitting acceleration (except as permitted by the representation set forth in clause (c) above) and (iii) the terms of the Loan have not been waived, altered or modified in any material respect, including any deferral.

(m) Condition. To the best of the Seller’s knowledge, without an affirmative obligation to inspect or confirm the condition of the Manufactured Home, the related Manufactured Home (i) has not suffered any material damage (including, without limitation, damage resulting from hurricanes, earthquakes, floods, tornadoes, straight-line winds, sinkholes, mudslides, volcanic eruptions or other natural disasters), excluding normal wear and tear, that is not covered by a hazard insurance policy and (ii) is not subject to condemnation proceedings. At the time of origination of the Loan, to the best of the Seller’s knowledge, without an affirmative obligation to inspect or confirm the condition of the Manufactured Home, the Manufactured Home is in habitable condition.

(n) Taxes Paid. To the best of the Seller’s knowledge, there are no delinquent taxes, ground rents, water charges, sewer rents, assessments or insurance premiums, including assessments payable in future installments or other outstanding charges, affecting the related Manufactured Home.

(o) Data and FICO Score. The information on the Loan Schedule correctly and accurately reflects the information contained in the Seller’s records (including, without limitation, the Required Documents) in all material respects. As of the closing date of each Loan as, applicable: (i) the most recent FICO score was no more than six months old, and (ii) no appraisal or other property valuation was more than 12 months old.

(p) High Cost. The Loan is not (a) classified as “high cost” loans under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost” “threshold,” “covered,” or “predatory,” or similar loan classification under any other applicable state, federal or local law (or similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points or fees).

(q) No Fraud or Identity Theft. No fraud, misrepresentation, gross negligence or similar occurrence with respect to the Loan has taken place on the part of the Seller, or to the best of the Seller’s knowledge, the Obligor, in the origination, servicing or sale of the Loan, as applicable, that would impair in any material respect the rights of the Purchaser in the Loan or that violated Applicable Law. To the best the best of the Seller’s knowledge, the Loan was not originated as a result of identity theft.

(r) Manufactured Home. The related Manufactured Home is (a) a “manufactured home” within the meaning of Section 5402(6) of Title 42 of the United States Code (the “Code”) and within the meaning of Section 25(e)(10) of the Code, (b) “modular home” constructed in conformance with building codes applicable in the jurisdiction in which the home is affixed as real property, or (c) a “park model home” constructed in conformance with ANSI A119.5 and applicable state regulations.

(s) Manufactured Home Not Real Estate and No Mortgage Security. The related Manufactured Home is not generally considered or classified as part of the real estate on which it is located under the laws of the jurisdiction in which it is located. No Loan is secured, or intended to be secured, in whole or in part by the lien of a mortgage or deed of trust creating a lien on an estate in fee simple in the real property where the Manufactured Home is located.

(t) UCC Treatment, Transfer to E-Vault, and Delivery of Required Documents. Each Loan constitutes ‘electronic chattel paper’ within the meaning of the applicable UCC and there is only a single authoritative copy of the related Obligor Loan Agreement.

(u) Equal Installments and Source of Payments. The Loan provides for level monthly payments that, if paid on each scheduled payment due date, will amortize the unpaid principal balance of such Loan over its term. With respect to each Loan, no portion of the loan proceeds has been escrowed for the purpose of making scheduled payments on behalf of the Obligor under the Loan. Except as expressly permitted by the Underwriting Guidelines and Credit Policies, the Loan provides for level monthly payments that, if paid on each scheduled payment due date, will amortize the unpaid principal balance of such Loan over its term.

(v) Obligor. The Obligor is a natural person or other acceptable form of Person (e.g. land trust), and to the best of the Seller’s knowledge, at the time of origination, the Obligor (other than a non-borrowing spouse who signs the related loan documentation due to state community property laws or other reasons) was legally entitled to reside in the United States.

(w) Due on Sale. Except to the extent enforcement of the provision is limited by Applicable Law, the Obligor Loan Agreement for the Loan contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the related Manufactured Home is sold or transferred without the prior written consent of the lender.

(x) Licenses. The Seller is (or, during the period in which it held, serviced and disposed of an interest in the Loan or engaged in any activity with respect to the Loan, was) duly licensed or approved and validly authorized under Applicable Law to originate, own, service or hold its interest in such Loan, or was exempt from such licensing or approval requirements, except to the extent the failure to maintain such license does not impact the validity of such Loan or the ability of the Loan to be enforced in accordance with its terms.

(y) Servicing. To the best knowledge of Seller, the servicing of each Loan while owned by the Seller prior to the Transfer Date complied in all material respects with all Applicable Law.

EXHIBIT E TO MASTER LOAN PURCHASE AGREEMENT

PURCHASE COMMITMENT

Commitment Number:
Effective Date:	, 202
Commitment Period:	, 202_ to , 202_
Commitment Amount:	$

This PURCHASE COMMITMENT is entered into as of the Effective Date set forth above by ZIPPY LOANS, LLC, a Delaware Limited Liability Company, as seller (the “Seller”), and ETHZilla Modular Mortgage LLC, a Florida limited liability company, as Purchaser (the “Purchaser”). Reference is hereby made to the Master Loan Purchase Agreement (the “Purchase Agreement”), with an Effective Date of [March] [23], 2026, among the Purchaser and the Seller.

All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Purchase Agreement.

1. Commitment to Purchase Loans. During the period as identified above as the Commitment Period, Purchaser commits to purchase Loans from Seller up to the Commitment Amount as set forth above, and Seller commits, on a reasonable best efforts basis, to originate and sell Loans in conformance with the minimum Eligibility Criteria attached as schedule hereto during such Commitment Period.

The purchase by Purchaser from Seller of the Loans for such Commitment Period is expected to occur on each Transfer Date as set forth in the related Assignment and Conveyance Agreement, and each Transfer Date shall occur during the Commitment Period set forth above.

Each Loan being sold by Seller and purchased by Purchaser for such Commitment Period shall have a Base Purchase Price as set forth in the Purchase Agreement.

2. Eligibility Criteria. As of the related Transfer Date, the characteristics of each Loan being sold pursuant to this Purchase Commitment, the related Assignment and Conveyance Agreement and the Purchase Agreement shall satisfy the minimum Eligibility Criteria attached as schedule hereto and shall comply in all material respects with the Underwriting Guidelines and Credit Policies.

3. Purchase Confirmation of Transferred Loans. Subject to the terms, provisions and conditions of this Purchase Commitment and the Purchase Agreement and with respect to each Transfer Date, Seller shall prepare and deliver to Purchaser the related Assignment and Conveyance Agreement that identifies each Transferred Loan for the Commitment Period being purchased and sold pursuant hereto on such Transfer Date.

Within one (1) Business Day of receipt from Seller, Purchaser shall agree to, acknowledge and return to Seller the Assignment and Conveyance Agreement for the purchase of such Transferred Loans.

4. Net Purchase Price. On the related Transfer Date, Purchaser shall pay to Seller the Net Purchase Price for each Transferred Loan identified in the related Assignment and Conveyance Agreement.

5. Incorporation by Reference; Ratification of Purchase Agreement. As supplemented by this Purchase Commitment, the Purchase Agreement is incorporated herein by this reference and is in all respects ratified and confirmed and the Purchase Agreement as so supplemented by this Purchase Commitment shall be read, taken and construed as one and the same instrument. Each of the Seller and Purchaser hereby affirm to the other, that all of its respective representations and warranties set forth in the Purchase Agreement and as applicable to this Purchase Commitment are true and correct as of the date hereof.

6. Counterparts. This Purchase Commitment may be executed in two or more counterparts (and by different parties in separate counterparts), each of which shall be an original but all of which together shall constitute the same instrument.

Governing Law. THIS PURCHASE COMMITMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS (WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN §5-1401 AND

§5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)).

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Commitment to be duly executed by their respective officers as of the day and year first above written.

Zippy Loans, LLC, as Seller

By:
Name:
Title:

ACCEPTED AND AGREED TO BY:

ETHZilla Modular Mortgage LLC, as Purchaser

By:
Name:
Title:

EXHIBIT F

COLLECTION POLICIES